Universal Display Corporation

Supplemental Executive Retirement Plan

Universal Display Corporation (“UDC”) hereby adopts a nonqualified defined benefit pension plan known as the Universal Display Corporation Supplemental Executive Retirement Plan (the “Plan”), effective as of April 1, 2010 (the “Effective Date”).

The principal purposes of the Plan are to provide certain key employees of UDC and its subsidiaries (collectively the “Company”) with retirement benefits that supplement other benefits that may be available to them under the terms of tax-qualified plans or otherwise, and to encourage the continued employment of such individuals with the Company and its subsidiary, UDC, Inc.

1. Definitions.

(a) “Beneficiary” means the person or entity designated in writing, on a form filed with the Company, as the beneficiary of payments that are to be made after a Participant’s death under the Plan.  If no designated Beneficiary is living or in existence at the date on which a payment is to be made, the Beneficiary shall be the personal representative of the Participant’s estate.

(b) “Board” means the Board of Directors of UDC.

(c) “Cause” means (i) the Participant materially breaches a written non-competition, non-solicitation or confidentiality agreement between the Participant and the Company and the Participant fails to cure the breach (if such breach is curable) within thirty (30) days after receiving written notice from the Company of the breach, (ii) the Participant commits an act of dishonesty, fraud, embezzlement or theft in connection with his duties or in the course of the Participant’s employment with the Company, (iii) the Participant is convicted of a felony or a crime of moral turpitude with respect to actions taken during employment with the Company, or (iv) the Participant engages in actions that are materially detrimental to the Company, including without limitation any actions that result in a material restatement of the financial statements of the Company.

(d) “Change in Control” means the occurrence of any of the following:

(i) if any Person or affiliated group of Persons (other than in their capacities as trustees of a trust existing on the Effective Date or any successor trust having the same beneficiaries) first become the “beneficial owners” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of UDC (not including in the securities beneficially owned by such Persons any securities acquired directly from UDC or its affiliates) representing thirty percent (30%) or more of either the then-outstanding shares of stock of UDC or the combined voting power of UDC’s then-outstanding securities;

(ii) if, during any period of twenty-four (24) consecutive months during the existence of the Plan commencing on or after the Effective Date, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any

(iii) reason other than death to constitute at least a majority thereof; provided that a director who was not a director at the beginning of such twenty-four (24) month (or shorter) period shall be deemed to have satisfied such requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such twenty-four (24) month (or shorter) period) or by prior operation of this clause (ii);

(iv) the consummation of a merger or consolidation of UDC with any other corporation other than (A) a merger or consolidation that would result in the voting securities of UDC outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of UDC or such surviving entity or any parent outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of UDC (or a similar transaction) in which no Person or group of affiliated Persons (other than in their capacities as trustees of a trust existing on the Effective Date or any successor trust having the same beneficiaries) first become the “beneficial owners” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of UDC (not including in the securities beneficially owned by such Persons any securities acquired directly from UDC or its affiliates) representing thirty percent (30%) or more of either the then-outstanding shares of stock of UDC or the combined voting power of UDC’s then-outstanding securities;

(v) the stockholders of UDC approve a plan of complete liquidation or dissolution of UDC, or there is consummated an agreement for the sale or disposition by UDC of all or substantially all of UDC’s assets, other than a sale or disposition by UDC of all or substantially all of UDC’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which is owned by Persons in substantially the same proportion as their ownership of UDC immediately prior to such sale; or

(vi) any Person has consummated a tender offer or exchange for voting stock of UDC and, directly or indirectly, has become (in one or  more transactions) the “beneficial owner” of securities of UDC representing thirty percent (30%) or more of the voting power of the then outstanding shares of stock of UDC.

(e) “Code” means the Internal Revenue Code, as amended from time to time.

(f) “Committee” means the Compensation Committee of the Board.

(g) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor act thereto.

(h) “Participant” means an employee of the Company who is a “management or highly compensated employee” within the meaning of Sections 201, 301 and 401 of ERISA and is selected by the Committee to receive benefits under the Plan, as provided in Article 2 below.

(i) “Person” means any corporation, partnership, limited liability company, joint venture, other entity or natural person.

(j) “Schedule of Retirement Benefits” means the schedule of Participants and SERP benefits attached hereto as Exhibit A, and, if applicable, Exhibit B, as amended by the Committee or the Board from time to time.

(k) “Years of Service” means a Participant’s full years of continuous service with the Company.

2. Participants.

(a) Eligibility.  Only those employees of the Company who are designated as eligible to participate in the Plan on the Schedule of Retirement Benefits shall be eligible for benefits hereunder.

(b) Participation.  The Committee, acting in its discretion, may designate any eligible employee as a Participant under this Plan, and may designate any conditions applicable to any such Participant.  Such designation shall be in writing and shall be effective as of the date contained therein.  Participation in the Plan is terminable by the Committee, in its discretion, upon written notice to the Participant, and termination shall be effective as of the date contained therein, but in no event earlier than the date of such notice, provided that no such termination shall (except as provided in Section 3(e)) reduce or adversely affect any Participant’s rights to benefits previously accrued and vested hereunder without the consent of the Participant.

3. Amount, Form and Payment of Benefits; Restrictions on Benefits.

(a) Normal Retirement Benefit.  Subject to the terms of this Plan, a Participant who earns a vested benefit under the Plan shall be entitled to receive an annual SERP benefit as set forth in the Schedule of Retirement Benefits.

(b) Form of Benefit.  The benefit payable to a Participant shall be paid at the time and in the manner set forth in the Schedule of Retirement Benefits.

(c) Vesting.  Each Participant shall become vested in his or her benefits under the Plan when the Participant becomes entitled to receive such benefits as provided in the Schedule of Retirement Benefits.

(d) Compliance With Section 409A of the Code.  This Plan is intended to comply with section 409A of the Code and its corresponding regulations, and payments may only be made under this Plan upon an event and in a manner permitted by section 409A, to the extent applicable.  Notwithstanding anything in this Plan to the contrary, if required by section 409A, if a Participant is considered a “specified employee” for purposes of section 409A and if payment of any amounts under this Plan is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amounts shall be delayed as required by section 409A, and the accumulated amounts shall be paid in a lump sum payment within 10 days after the end of the six-month period.  If the Participant dies during the postponement period prior to the payment of benefits, the amounts withheld on account of

(e) section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death.  Payments to be made upon a “termination of employment” or “separation from service” under this Plan may only be made upon a “separation from service” under section 409A.  In no event may the Participant, directly or indirectly, designate the calendar year of a payment.

(f) Forfeiture. All benefits to any Participant hereunder, whether or not previously accrued or vested, shall be subject to immediate forfeiture in their entirety, and no further benefits shall be paid, in the event that the Participant’s employment is terminated for Cause or in the event the Company determines that the Participant has engaged in conduct that would constitute Cause at any time during or after employment with the Company.  A Participant’s benefits shall also be forfeited if the Participant’s employment terminates for any reason before benefits under the Plan are vested.

4. Administration.

(a) Authority of the Committee.  This Plan shall be administered by the Committee.  Subject to the provisions of the Plan, the Committee shall have the sole discretionary authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and to decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with implementation of this Plan.  Notwithstanding the foregoing, the Company shall act, or designate an affiliate to act, as the plan administrator for purposes of any filings with any governmental entity or in the event claims for benefits are made by any Participant.

(b) Agents.  In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to such agents such administrative duties as it deems advisable and allowable under the terms of the Plan.

(c) Decisions Binding.  Any decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan, or any rules or guidelines made in connection with this Plan, shall be final and conclusive, and shall be binding upon all persons and entities having any interest in this Plan.  All benefits under the Plan shall be conditional upon the Participant’s acknowledgement, by acceptance of participation in the Plan, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her spouse or beneficiaries and any other person having or claiming an interest under the Plan.

(d) Indemnity of Committee.  The Company shall indemnify and hold harmless the Committee and its individual members, along with any other committee that may be established to administer the Plan pursuant to Section 4(a) above, including any individual members thereof, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, including reasonable attorneys’ fees and costs.

(e) Cost of Administration.  The Company shall bear, or cause one of its affiliates to bear, all costs, expenses and obligations associated with the administration of this Plan.

(f) Claims.

(i) A Participant or a Participant’s Beneficiary or spouse may file a written claim for benefits under the Plan with the Committee if he or she believes that he or she is entitled to receive benefits under the Plan but is not receiving benefits under the Plan, or if he or she is receiving benefits under the Plan, but disputes the amount and/or form of benefits received.  Such written claim for benefits shall set forth the nature of the claim and/or dispute, and set forth all facts and circumstances known to him or her that are relevant to the claim.

(ii) If, pursuant to the provisions of the Plan, the Company denies the claim of the Participant or the Participant’s Beneficiary or spouse for benefits under the Plan, the Company shall provide written notice, within forty-five (45) days after receipt of the claim, setting forth in a manner reasonably designed to be understood by the claimant:

(A) the specific reasons for such denial;

(B) the specific reference to the Plan provisions on which the denial is based;

(C) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

(D) an explanation of the Plan’s claim review procedure and the time limitations of this subsection applicable thereto.

(iii) The Participant or the Participant’s Beneficiary or spouse whose claim for benefit has been denied may request review by the Company of the denied claim by notifying the Company in writing within thirty (30) days after receipt of the notification of claim denial.  As part of said review procedure, the claimant or the claimant’s authorized representative may review pertinent documents and submit issues and comments to the Company in writing.  The Company shall render its decision to the claimant in writing in a manner reasonably designed to be understood by the claimant not later than thirty (30) days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the 60-day period as practicable, but not later than sixty (60) days after receipt of the request for review.  The decision on review shall state the specific reasons therefor and the specific Plan reference on which it is based.

5. Amendment and Termination.

(a) The Company hereby reserves the right to amend, modify, or terminate the Plan (and the Schedule of Retirement Benefits) at any time, and from time to time, by action of the Committee or the Board.  Except as described below in this Article 5, no such amendment or

(b) termination shall in any material manner reduce or adversely affect any Participant’s rights to previously accrued and vested benefits hereunder without the consent of such Participant.

(c) The Company may terminate the Plan and commence termination payout for all Participants, to the extent consistent with section 409A of the Code, or remove certain employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA; provided, however, that if the Plan is terminated pursuant to this sentence, then all Participants shall be deemed to be vested in the benefits described in Article 3 as of the date immediately preceding such termination, and such benefits shall be paid in accordance with section 409A of the Code.

6. Miscellaneous.

(a) Unfunded Plan.  This Plan is intended to be a nonqualified, unfunded plan maintained primarily to provide deferred compensation benefits to a Participant who falls within a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA.  Such status shall not be adversely affected by the establishment of any trust pursuant to Section 6(d) below.

(b) Unsecured General Creditor.  Each Participant and his or her Beneficiary, spouse, heirs, successors and assigns shall have no secured legal or equitable rights, interests or claims in any property or assets of the Company, nor shall any such persons have any rights, interests or claims in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company.  Except as provided in Section 6(d) below, such policies, annuity contracts or other assets of the Company shall not be held under any trust for the benefit of a Participant, his or her beneficiaries, heirs, successors or assigns, or held, in any way, as collateral security for the fulfilling of any obligations of the Company under this Plan.  Any and all of the Company’s assets and policies shall be, and shall remain for purposes of this Plan, the general, unpledged and unrestricted assets of such entities.  All obligations of the Company under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

(c) Supplemental Benefits.  The Plan is intended to be a supplemental source of Company-paid retirement benefits for Participants and not the sole source of such benefits.  The benefits payable hereunder shall, therefore, not be subject to any reduction because of benefits that may be paid or otherwise provided to a Participant, except to the extent that an offset is explicitly provided for in a contractual arrangement with a particular Participant and except as otherwise provided herein.

(d) Trust Fund.

(i) At the Committee’s discretion, the Company may establish or cause the establishment of one or more grantor “rabbi” trusts, with such trustees as the Committee may approve, for the purpose of providing for the payment of benefits under this

(ii) Plan.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s general creditors.  To the extent any benefits provided under this Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

(iii) Notwithstanding the foregoing, in the event there is a Change in Control of the Company, the Company shall, if it has not previously done so, establish or cause to be established an irrevocable grantor “rabbi” trust or shall cause any trust previously established pursuant to this Section 6(d) to become irrevocable, and, subject to compliance with section 409A of the Code, shall contribute to such irrevocable trust at or before the date of the event that constitutes a Change in Control of the Company (or as soon as practicable thereafter) an amount sufficient so that as of the Change in Control the trust has assets that are equal to or greater than the actuarial present value of all vested benefits to be provided under the Plan.  The amount to be contributed to the trust shall be determined by a disinterested actuary whose services are engaged by or on behalf of the Company, and who is to use reasonable actuarial assumptions regarding mortality and discount or interest rates in making all determinations regarding funding obligations hereunder.

(e) Nonassignability.  Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable.  No part of any amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall such amounts or rights to such amounts be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(f) Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment or service between the Company and any Participant, and Participants (and Participants’ Beneficiaries and spouses) shall have no rights against the Company except as may otherwise be specifically provided herein.  Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the employment or service of the Company, or to interfere with the right of the Company to discipline or discharge any Participant at any time.

(g) Validity.  If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

(h) Successors.  The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns, and the Company shall require all of its successors and assigns to expressly assume its obligations hereunder.  The term “successors,” as used herein, shall include any corporate or other business entity which shall, whether by merger,

(i) consolidation, purchase or otherwise, acquire all or substantially all of the business or assets of the Company.

(j) Tax Withholding.  The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy federal, state and/or local tax withholding requirements, or to deduct from payments made pursuant to the Plan amounts sufficient to satisfy any such tax withholding requirements.

(k) FICA Taxation.  If any benefit under the Plan is taxable to a Participant under the Federal Insurance Contributions Act (FICA) (as a result of section 3101 or 3121 of the Code or successor provisions), a payment may be made to the Participant from the Plan, and the Participant’s benefit under the Plan shall be reduced accordingly, to pay the applicable FICA tax withholding amount, and the federal, state and local income and FICA tax withholding applicable to the accelerated payment, in accordance with section 409A of the Code.

(l) Governing Law.  The provisions of this Plan shall be construed and interpreted according to the laws of the State of New Jersey, except as preempted by Federal law.

IN WITNESS WHEREOF, the Company has caused the Plan to be adopted as of the Effective Date.

UNIVERSAL DISPLAY CORPORATION

By:	/s/ Sidney D. Rosenblatt

Name:	Sidney Rosenblatt

Title:	CFO

Exhibit A

Schedule of Retirement Benefits

Participants in the Plan and each Participant’s Classification under the Plan

Name of Participant	Classification	Date of Hire
Steven V. Abramson	50% class	May 13, 1996
Sidney D. Rosenblatt	50% class	June 1, 1995
Julia J. Brown	50% class	June 22, 1998
Janice K. Mahon	50% class	January 2, 1997
Michael Hack	50% class	October 11, 1999

1.	Full SERP Benefit.

Each Participant shall be entitled to receive a full SERP benefit if the Participant’s employment with the Company terminates, other than for Cause, on or after the Participant attains age 65 with at least 20 Years of Service.  The full SERP benefit will be actuarially equivalent to the Normal Retirement Benefit described in paragraph 2 below.

2.	Normal Retirement Benefit.

(a) The “Normal Retirement Benefit” for a Participant will be calculated at the commencement date of the SERP benefit as an annual benefit, payable in the form of a single life annuity for the lifetime of the Participant, equal to the following percentage of the Participant’s Annual Base Salary:

(i) For a Participant in the 50% class, 50% of Annual Base Salary.

(ii) For a Participant in the 25% class, 25% of Annual Base Salary.

(iii) For a Participant in the 15% class, 15% of Annual Base Salary.

(b) The SERP benefit will be the actuarial equivalent of the Normal Retirement Benefit, will be subject to reduction, if applicable, as described below, and will be payable as described in paragraph 5 below.  The Participant’s life expectancy for purposes of calculating the SERP benefit will be determined as of the commencement date of the SERP benefit, except as otherwise provided in paragraph 7 below.

3.	Prorated SERP Benefit and Vesting

(a) Prorated SERP Benefit for Certain Terminations After Age 65.  If a Participant’s employment terminates for any reason other than Cause on or after age 65, and the Participant has completed at least 15 Years of Service but less than 20 Years of Service, the Participant shall

(b) be entitled to receive a prorated SERP benefit equal to the Normal Retirement Benefit multiplied by a fraction, the numerator of which is the number of Years of Service as measured from the Participant’s date of hire through the date of the Participant’s termination of employment (but not in excess of 20), and the denominator of which is 20.

(c) Prorated SERP Benefit upon Involuntary Termination of Employment.  If the Company terminates a Participant’s employment without Cause before the Participant attains age 65, and the Participant has completed at least 15 Years of Service, the Participant shall be entitled to receive a prorated SERP benefit equal to the Normal Retirement Benefit multiplied by a fraction, the numerator of which is the number of Years of Service as measured from the Participant’s date of hire through the date of the Participant’s termination of employment (but not in excess of 20), and the denominator of which is 20.  No SERP benefit shall be paid if the Participant has less than 15 Years of Service, except in the case of Change in Control, as described below.

(d) Vesting.  Each Participant shall vest in his or her SERP benefit when the Participant (i) attains age 65 with at least 15 Years of Service (in which case the vested SERP benefit will be a prorated benefit as described in subparagraph (a) above) or (ii) attains age 65 with at least 20 Years of Service.

4.	Disability.

(a) A Participant’s separation from service with the Company on account of Disability will be treated as a termination by the Company without Cause, and the Participant’s SERP benefit will be calculated accordingly.

(b) The determination as to whether a Participant has a separation from service on account of Disability shall be made by the Committee in its sole discretion.  In making this determination, the Committee shall consider whether the Participant has been determined to be eligible for long-term disability benefits under any disability benefit plan sponsored by the Company, or for federal Social Security disability benefits.  The Committee may, in its discretion and based on such facts and circumstances as the Committee deems appropriate, determine that a Participant has a separation from service on account of Disability if the Participant has incurred a long-term physical or mental incapacity but is not eligible for long-term disability benefits under a disability benefit plan sponsored by the Company or for federal Social Security disability benefits.

5.	Payment of SERP Benefit.

Except as otherwise provided in paragraph 7 below and subject to the six-month delay under section 409A of the Code, if applicable, if a Participant is entitled to receive a SERP benefit, the SERP benefit will be paid in equal monthly installments over 10 years, beginning within 30 days after the later of (i) the date of the Participant’s termination of employment with the Company, or (ii) the date on which the Participant attains age 65.

Death Benefits.

(a) If a Participant dies after the Participant begins receiving a SERP benefit (or if a Participant is entitled to begin receiving a SERP benefit and dies after the commencement date set forth in paragraph 5 but before payments commence), the Participant’s Beneficiary shall receive any unpaid installments of the SERP benefit that would have been payable to the Participant had the Participant not died.  The SERP benefit shall continue to be paid on the same schedule as in effect at the date of the Participant’s death.

(b) If a Participant dies while employed by the Company after attaining age 65 and with at least 15 Years of Service, the Participant’s Beneficiary will receive a SERP benefit equal to the benefit that the Participant would have been entitled to receive if the Participant’s employment had terminated immediately before his or her death, based on the life expectancy of the Participant as if he or she were living on the commencement date of the benefit.  The death benefit will be paid in equal monthly installments over 10 years, beginning within 30 days after the date of the Participant’s death.

(c) In all other circumstances, if a Participant dies, no benefit will be paid under the Plan with respect to the Participant, except in the event of a Change in Control.  For the avoidance of doubt, if a Participant who terminates employment as described in paragraph 3(b) dies before the commencement date in paragraph 5, no benefit will be paid under the SERP, except in the event of a Change in Control.

6.	Change in Control.

(a) In the event of a Change in Control, each Participant who is then an employee of the Company shall be immediately vested in his or her SERP benefit as described in subparagraph (b) below, effective as of the date of the Change in Control, and there shall be no forfeiture of the SERP benefit resulting from the Participant’s death or any termination of the Participant’s employment thereafter.  In the event of a Change in Control, any Participant who is no longer an employee of the Company and who is then living and entitled to a SERP benefit under paragraph 3(b) shall be immediately vested in such SERP benefit, and the SERP benefit will not be forfeited if the Participant dies before the commencement date in paragraph 5.  Except as provided in subparagraph (c) or (d) below, each Participant’s SERP benefit shall be paid in accordance with paragraph 5 above.

(b) In the event of a Change in Control, the vested SERP benefit of each Participant will be calculated by multiplying the Participant’s Normal Retirement Benefit as otherwise applicable (without regard to the Change in Control) by a fraction, the numerator of which is the number of Years of Service measured from the Participant’s date of hire through the date of the Change in Control (but not in excess of 20), and the denominator of which is 20; provided, however, that no adjustment shall reduce the Participant’s SERP benefit if the SERP benefit is already vested (without regard to the Change in Control) as of the date of the Change in Control.  For active Participants, the SERP benefit will be calculated as of the date of the Change in Control, based on Years of Service and Base Salary as of the date of the Change in Control and as if the commencement date were the later of the date of the Change in Control or the date on which the Participant attains age 65.  For Participants who are no longer employees of the

(c) Company and whose benefit is not in pay status, the SERP benefit will be calculated according to the assumptions that would have been used had the Participant lived until the commencement date set forth in paragraph 5 and then begun receiving a SERP benefit.  There shall be no increase or decrease in SERP benefits, including on account of continued Years of Service of changes in Base Salary, after a Change in Control.

(d) If an event occurs that constitutes a Change in Control as defined in the Plan, and such Change in Control event also qualifies as “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation,” as that phrase is defined for purposes of Section 409A of the Code (a “409A Change in Control”), then each Participant (including any Participant whose benefit is in pay status or Participant who is entitled to receive a benefit under the Plan in the future) shall receive a lump sum cash payment equal to the actuarially equivalent present value of the Participant’s vested SERP benefit under the Plan.  The present value of a SERP benefit that is in pay status shall be the lump sum present value of the remaining SERP payments.  The actuarial assumptions will be reasonably specified by the Committee before the Change in Control as described in paragraph 9(b) below.  The lump sum payment shall be made upon or within 30 days following the date of the 409A Change in Control.  After payment of the lump sum, the Participant shall thereafter have no entitlement to any further benefit under the Plan.

(e) If a 409A Change in Control occurs after a Participant’s termination of employment without Cause, the Participant has a Change in Control Agreement with the Company that provides for enhanced severance benefits in the event of an involuntary termination of employment by the Company or a constructive termination during the one year period preceding a Change in Control or, if sooner, the date the Company publicly announces an intention to consummate a Change in Control, the Participant becomes entitled to enhanced severance benefits under the Change in Control Agreement under such circumstances, and the Participant is not otherwise entitled to a SERP benefit under the Plan, the Participant will earn a SERP benefit upon the 409A Change in Control as follows:

(i) The SERP benefit shall be calculated as described in paragraph 7(b), as if the commencement date were the later of the date of the 409A Change in Control or the date on which the Participant attains age 65.

(ii) The  SERP benefit will be paid in a lump sum payment upon or within 30 days following the date of the 409A Change in Control.

7.	Forfeiture.

No Participant shall be entitled to a benefit under the Plan unless the Participant remains employed with the Company until the Participant meets the applicable requirements set forth above for a SERP benefit.  Any Participant whose employment terminates for any reason before meeting the applicable requirements set forth above shall forfeit any benefit otherwise payable to the Participant under the Plan.

8.	Calculation Methodology.

(a) Annual Base Salary.  For purposes hereof, “Annual Base Salary” shall mean 12 times the average monthly base salary (including any car allowance and including any deferrals or other salary reduction authorized amounts under any of the Company’s benefit plans or programs) paid or payable to the Participant by the Company during the 24-month period immediately preceding the Participant’s date of termination of employment with the Company, or, if required under subparagraph 7(b) above, the date of a Change in Control.

(b) Calculation of Benefit at Commencement Date.  If a Participant is entitled to receive a SERP benefit under the Plan, the Company will calculate the lump sum present value of the Normal Retirement Benefit (reduced, if applicable, based on Years of Service as described above) as of the commencement date of the SERP benefit, based on the life expectancy of the Participant as of the commencement date of the SERP benefit under paragraph 5 above (or, if applicable, as provided in paragraph 7).  The present value of the benefit will be paid in equal monthly installments over 10 years as described in paragraph 5 above (or, if applicable, as provided in paragraph 7).  The 10-year period will be measured from the applicable commencement date.  The Committee shall use such reasonable actuarial assumptions as it deems appropriate to calculate the present value of the benefit, provided that, unless the Committee determines otherwise before a Change in Control, the following assumptions shall be used:

Mortality:                      RP 2000 mortality table

Interest:                      6%

9.	Section 409A.

Notwithstanding the foregoing, all payments made under this Schedule of Retirement Benefits shall be made in accordance with the requirements of section 409A of the Code, including the six-month delay described in Section 3(d) of the Plan, if applicable.

Exhibit B

Rules for Special Participants

Notwithstanding Exhibit A, the following special provisions apply to Steven V. Abramson and Sidney D. Rosenblatt (“Special Participants”):

1.	Full SERP Benefit.

Each Special Participant shall each be entitled to receive a full SERP benefit if his employment with the Company terminates, other than for Cause, (i) on or after the Special Participant completes at least 20 Years of Service, or (ii) on or after the Special Participant attains age 65 with at least 15 Years of Service.  The full SERP benefit will be actuarially equivalent to the Normal Retirement Benefit described in paragraph 2 below.

2.	Normal Retirement Benefit.

(a) The “Normal Retirement Benefit” for a Special Participant will be calculated at the commencement date of the SERP benefit as an annual benefit equal to 50% of the Special Participant’s Annual Base Salary, payable in the form of a joint and 100% survivor annuity for the lifetimes of the Special Participant and his surviving spouse, if any.  For purposes of the Plan, the surviving spouse will be the Special Participant’s spouse as of the date of the Special Participant’s termination of employment with the Company or, if sooner, the date of a Change in Control.

(b) The SERP benefit will be the actuarial equivalent of the Normal Retirement Benefit and will be subject to reduction, if applicable, as described below.  The life expectancies of the Special Participant and his surviving spouse for purposes of calculating the SERP benefit will be determined as of the commencement date of the SERP benefit, except as otherwise provided in subparagraph 4(b) below or paragraph 7 of Exhibit A.  If the Special Participant’s spouse is not living at the commencement date of the SERP benefit, the SERP benefit will be based only on the life expectancy of the Special Participant at the commencement date of the SERP benefit.

3.	Prorated Benefit and Vesting.

(a) Prorated SERP Benefit upon Involuntary Termination of Employment.  If the Company terminates a Special Participant’s employment without Cause and the Special Participant has completed at least 10 Years of Service but less than 20 Years of Service (and before the Special Participant has attained age 65 with at least 15 Years of Service), the Special Participant shall be entitled to receive a prorated SERP benefit equal to the Normal Retirement Benefit multiplied by a fraction, the numerator of which is the number of Years of Service as measured from the Special Participant’s date of hire through the date of the Special Participant’s termination of employment (but not in excess of 20), and the denominator of which is 20.  No SERP benefit shall be paid if the Special Participant has less than 10 Years of Service, except in the case of Change in Control, as described below.

(b) Vesting.  Each Special Participant shall vest in his SERP benefit when the Special Participant (i) completes 20 Years of Service, or (ii) attains age 65 with at least 15 Years of Service.

4.	Death Benefits.

(a) If a Special Participant dies after the Special Participant begins receiving a SERP benefit (or if a Special Participant is entitled to begin receiving a SERP benefit and dies after the commencement date in paragraph 5 of Exhibit A but before payments commence), the Special Participant’s Beneficiary shall receive any unpaid installments of the SERP benefit that would have been payable to the Special Participant had the Special Participant not died.  The SERP benefit shall continue to be paid on the same schedule as in effect at the date of the Special Participant’s death.

(b) If a Special Participant dies while employed by the Company after attaining age 65 and with at least 10 Years of Service, and the Special Participant has a surviving spouse, the surviving spouse will receive a SERP benefit equal to the 100% survivor annuity portion of the benefit that the Special Participant would have been entitled to receive if the Special Participant’s employment had terminated immediately before his death.  The benefit shall be calculated as the applicable SERP benefit described above for the Special Participant, but based only on the life expectancy of the surviving spouse as of the commencement date of the benefit.  The death benefit will be paid in equal monthly installments over 10 years, beginning within 30 days after the date of the Participant’s death.

(c) If a Special Participant dies while employed by the Company before attaining age 65 but after completing at least 10 Years of Service, and the Special Participant has a surviving spouse, the surviving spouse will receive a SERP benefit when the Special Participant would have attained age 65.  The SERP benefit to the surviving spouse will be equal to the 100% survivor annuity portion of the benefit that the Special Participant would have been entitled to receive if the Special Participant’s employment had terminated immediately before his death, provided the surviving spouse is still living at the date on which the Special Participant would have attained age 65.  The benefit shall be calculated as the applicable SERP benefit described above for the Special Participant, but based only on the life expectancy of the surviving spouse as of the commencement date of the benefit.  The death benefit will be paid in equal monthly installments over 10 years, beginning within 30 days after the date on which the Special Participant would have attained age 65, and will be paid only if the surviving spouse is living on such commencement date.  If the surviving spouse dies after beginning to receive a SERP benefit, the personal representative of the spouse’s estate shall receive any unpaid installments of the SERP benefit that would have been paid had the spouse not died.

(d) In all other circumstances, if a Special Participant dies, no benefit will be paid under the Plan with respect to the Special Participant, except in the event of a Change in Control.  For the avoidance of doubt, if a Special Participant who terminates employment as described in paragraph 3(a) of this Exhibit B dies before the commencement date in paragraph 5 of Exhibit A, no benefit will be paid under the SERP, except in the event of a Change in Control.

(e) Change in Control.

The Change in Control provisions of Exhibit A shall apply, except that the reference in paragraph 7(a) of Exhibit A to “paragraph 3(b)” shall include paragraph 3(a) of this Exhibit B.

5.	Incorporation of Exhibit A.

In all other respects, Exhibit A shall apply to each Special Participant.